GUARANTY

Sunrise, Florida
Dated June 16, 2005, to be effective as of July 1, 2003

FOR AND IN CONSIDERATION of TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt whereof is hereby acknowledged, and to induce Lender to extend credit to the Borrower (as hereafter defined), the undersigned, **ROBERT P. MURPHY and LINDA J. ROMANO**, for themselves, their heirs, personal representatives and permitted assigns (hereafter collectively called "Guarantor") hereby guarantees to **JEFFREY T. DOWLING**, his heirs, personal representatives and assigns (hereafter called "Lender"), payment of all "Indebtedness" (as hereinafter defined) of **NURSES PRN, LLC,** a Florida limited liability company (hereinafter collectively called "Borrower"), by, to or held by the Lender from time to time and at all times hereafter, whether now owned or hereafter acquired by the Lender in the regular course of business or by purchase, at maturity thereof or at any time thereafter at the option of the Lender, without limitation as to amount, plus interest, court costs, expenses and attorneys' fees.

For purposes of this Guaranty, the word "Indebtedness" means the indebtedness evidenced by that certain Promissory Note (the "Note") of dated July 1, 2003 executed by Borrower in favor of Lender in the original principal sum of $500,000.00, including accrued interest, which principal sum now is $365,487.50.

This Guaranty shall be continuing, irrevocable without the consent of the Lender and shall apply to all principal amounts at any one time outstanding and Guarantor shall be fully liable for accrued interest on such principal amounts. Guarantor hereby waives demand of payment, presentment, protest and notice of protest on any and all of the aforesaid items and consents to alteration of any such obligations, including, without limitation, alteration of the rate of interest. Payments by Guarantor to the Lender pursuant to this Guaranty shall be made in lawful money of the United States. Guarantor also hereby agrees to pay to the Lender any and all expenses of collection under this Guaranty and of items hereby guaranteed, including, but not limited to, Court costs and reasonable attorneys' fees, including any such fees expended on appeal.

The obligations of Guarantor hereunder shall be several and also joint, each with all or with any one or more of any other guarantors of the obligations of Borrower and may be enforced against each separately and some jointly, whether or not each or any guarantor has signed a separate guaranty agreement, in connection with this loan transaction. Any amounts received by the Lender from whatsoever source, on account of the Borrower's Indebtedness, shall be applied by it toward the payment of such of

KYLE HOLDER (MUNIR KHADIYAWALA)

LINDA J. ROMANO

STATE OF FLORIDA)
)SS:
COUNTY OF ~~BROWARD~~) Miami - Dade

The foregoing instrument was acknowledged before me this 16th day of June, 2005 by Robert P. Murphy, who is personally known to me or provided ____________________ as identification.

Notary Public, State of Florida

My commission expires:

Jacqueline Hodes
My Commission DD226735
Expires March 09, 2007

STATE OF FLORIDA)
)SS:
COUNTY OF ~~BROWARD~~) Palm Beach

The foregoing instrument was acknowledged before me this 16th day of June, 2005 by Linda J. Romano, who is personally known to me or provided Drivers Lic. as identification.

Notary Public, State of Florida

My commission expires:
C:\CL\Nurse Staffing\JD Loan\GUARANTY 2.doc

MIRIAM DELLIBOVI
Comm# DD0337800
Expires 7/14/2008
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